Exhibit 99.1

FOR IMMEDIATE RELEASE

August 14, 2023

Generation Income Properties (Nasdaq: GIPR) Completes Acquisition of $42 Million, Thirteen (13) Property Portfolio

TAMPA, FLORIDA - Generation Income Properties, Inc. (NASDAQ: GIPR) (“GIPR” or the “Company”) announced the closing of a 13-property portfolio for total consideration of $42 million on August 10, 2023. The portfolio consists of eleven (11) retail properties and two (2) office properties, and approximately 76% of the annualized base rent attributable to the portfolio is derived from tenants who have (or whose parent company has) an investment grade credit rating from a recognized credit rating agency of "BBB-" or better.

The portfolio has a weighted average remaining lease term of approximately 5.6 years, is approximately 202,000 square feet and 100% occupied. The transaction increases GIPR’s geographic footprint from eight (8) to thirteen (13) states and increases the total number of properties owned to twenty-six (26), including one property owned in a tenant-in-common structure.

The purchase price for the portfolio was $42 million, excluding estimated transaction costs and expenses of $1.6 million, consisting of $30 million paid in cash and $12 million paid in shares of a newly issued series of preferred stock of GIPR designated as “Series A Redeemable Preferred Stock.” The cash portion of the purchase price was financed with a combination of cash on hand, a new $21.0 million secured debt facility and a $12 million preferred equity investment in a special purpose subsidiary of GIPR’s operating partnership. The preferred equity investment was led by real estate private equity firm, Loci Capital. Industry veteran and Loci’s Head of Capital Markets, Garrett Francis noted, “We’ve been extremely impressed with Generation Income Properties throughout the investment process,” and added, “We hope that this first investment will mark the beginning of a long-term relationship with GIPR.”

“We believe that this acquisition showcases to the market our ability to identify accretive acquisition opportunities and consummate larger transactions regardless of wider market dislocations. We believe that our patient and disciplined approach to acquisitions over the past year positioned us to take advantage of this opportunity when presented, and the portfolio makeup fits our investment thesis nicely. We look forward to continuing to show the market our ability to creatively grow, identify additional acquisition opportunities, and realize the potential accretive effects of this acquisition on our overall portfolio and Company. We’d like to thank Aaron Halfacre, CEO of Modiv Industrial., the seller of the portfolio, and his team for their diligent work in facilitating this transaction. We believe the relationship we have built with this net lease REIT peer and the confidence they have placed in GIPR will benefit both of our shareholder bases. We look forward to continuing to manage the portfolio with the same level of professionalism displayed by Modiv,” said David Sobelman, CEO of GIPR.

Aaron Halfacre, CEO of Modiv Industrial (NYSE: MDV) stated, “I am pleased that GIPR and Modiv Industrial were able to deliver a mutually beneficial transaction to our collective shareholders. Given Modiv’s publicly stated goal of selling our non-industrial assets, finding a new owner for these high-quality assets in a timely manner that also had the management expertise to increase their value was important to us. Having known David and his team for several years, I am confident that these assets are in good hands.”

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust focused on acquiring and managing income-producing retail, industrial and office properties net leased to high-quality tenants in densely populated submarkets throughout the United States. Additional information about Generation Income Properties, Inc. can be found at the Company's corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release, whether or not expressly stated, may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "intend," "expect," "plan," "should," "will," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These statements reflect the Company's expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company's control and which could have a material adverse effect on the Company's business, financial condition, and results of operations. These risks and uncertainties include the risk that that the expected benefits of the above-described portfolio acquisition will not be realized or will not be realized within the expected time periods, as well as risks relating to general economic conditions, market conditions, interest rates, and other risks and uncertainties that are identified from time to in the Company’s SEC filings, including those identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statement made by us herein speaks only as of the date on which it is made. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof, except as may be required by law.

Contact Details

Investor Relations

ir@gipreit.com

813-448-1234